EXHIBIT 10


                           PURCHASE AND SALE AGREEMENT

     This Agreement is made and entered into as of the 5th day of September, 2002, by and between Willette Acquisition Corp. d/b/a "Allied Vaughn" a Minnesota corporation with its principal offices in Minneapolis, Minnesota ("Buyer"), TangibleData, Inc., a Colorado corporation with its principal offices in Thornton, CO ("TangibleData", "Seller" or "Company") and each of the following individuals: Blair Zykan, Dale StoneDahl, Joanne Keys, Alex de St. Simon and Brenda Molloy de St. Simon (collectively the "Shareholders").

     WHEREAS, Seller is engaged in the sale and duplication of compact discs and the development of technology related to automating on-demand production and fulfillment processes for its duplication business.

     WHEREAS, the Buyer wishes to purchase and the Seller wishes to sell certain of the assets of the Seller on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties and covenants of Seller, Shareholders and Buyer set forth herein, Seller, Shareholders and Buyer hereby agree as follows:

1.  Purchase and Sale of the Assets

     1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby agrees to sell, assign and transfer to Buyer and Buyer agrees to buy the Assets as defined in Section 2.1 (B) of this Agreement.

2.  Definitions

     2.1 As used throughout this Agreement the following words and phrases shall have the following meanings:

     (A) AGREEMENT means this Purchase and Sale Agreement by and between Seller and Buyer and Shareholders along with all schedules and exhibits and amendments thereto.

     (B) ASSETS means all those assets purchased hereunder including, without limitation all assets of every type and nature, used in Seller's Business, unless specifically excluded herein below. Assets shall include, without limitation, those assets set forth on Exhibits 2.1 (F), (G), (H), (I), and
(J), together with Schedules 4.5 (A), (B), (C), (D), (E), (F), (G) and (L). Buyer is not acquiring any right or interest in Seller's Current Assets other than Seller's Inventory.

     (C) LIABILITIES means all those all liabilities of the Seller including Current Liabilities, Notes and Contracts Payable, and Other Liabilities so identified. It is understood and agreed that Buyer is not assuming or otherwise acquiring any of Seller's Liabilities.






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     (D)  BUSINESS means the sale and duplication of optical disks and the development of technology related to automating on-demand production and fulfillment processes for Seller's duplication business, all as presently conducted by Seller. Buyer agrees that, during the 60 month period following Closing, for financial reporting purposes the Business shall be operated and accounted for as a separate division of Buyer and shall be identified as the TangibleData Branch of Buyer.

     (E) CLOSING or CLOSING DATE means the date on which the transaction contemplated by the Agreement shall be completed. Buyer and Seller recognize the need to perform the obligations, obtain the rights and complete the transactions contemplated by the Agreement within the time periods herein specified.

     (F) FIXED ASSETS means equipment, desktop and laptop computers, servers, accessories, machinery and fixtures identified in Exhibit 2.1(F) attached hereto.

     (G) INTANGIBLES means all items which are not tangible including: including without limitation, non-compete agreements, business and financial records relating to the Business, computer records and tapes, copyrights, copyright applications, unregistered copyrights, corporate names, including the customer lists, goodwill, patents, patent applications, proprietary information, trademarks, trademark applications, trade names, trade secrets, any other intellectual property in which Seller has an interest and any and all of Seller's rights to any in the foregoing as are identified in Exhibit 2.1(G) attached hereto.

     (H) INVENTORY means all finished goods, raw materials, work in process, supplies and inventory of Seller identified in Exhibit 2.1(H) attached hereto.

     (I) COMPUTER SOFTWARE INCLUDING SOURCE CODE means, without limitation, the exclusive right to and use of all software, software programming and source code used and usable in operating the Business, including without limitation, such Software and Source Code developed by the Seller, identified in Exhibit 2.1(I) attached hereto.

     (J) OTHER ASSETS means those assets identified in Exhibit 2.1(J) attached hereto.

     (K) CURRENT ASSETS means all cash, accounts receivable and notes receivable, Inventory and other current assets, net of the amount reserved for bad debt, all as identified on Exhibit 2.1(K) attached hereto. Buyer is not acquiring any right or interest in any Current Assets set forth on Exhibit 2.1(K), provided however, Buyer is acquiring all of Seller's Inventory as set forth on Exhibit 2.1(H).

     (L) CURRENT LIABILITIES means all accounts payable, current portion of long term debt, and accrued taxes. No Current Liabilities, taxes or other liabilities not yet payable at the Closing Date, or otherwise, shall be assumed or otherwise acquired by Buyer and shall be retained by Seller and paid as and when due.

     (M) NOTES AND CONTRACTS PAYABLE means all debt owed or contracts to pay by the Seller. No Notes And Contracts Payable shall be assumed or otherwise acquired by Buyer and shall be retained and paid by Seller as and when due.



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     (N)  OTHER LIABILITIES means those liabilities identified in Exhibit
2.1(N) attached hereto, which shall be limited to third party leases of personal property identified in such Exhibit 2.1(N). Unless specifically agreed in writing, no Other Liabilities shall be assumed or otherwise acquired by Buyer and shall be retained and paid by Seller as and when due.

     (O) INCOME means the pre-tax earnings of the Company and of the continuing operation of the Business (following Closing) as reported under accounting methods consistent with previous Company practice, including appropriate reserve for doubtful accounts and accrual of vacation, bonus, leases and rent and interest paid.

     (P) OPERATING PROFIT means the Net Sales of the TangibleData Branch reduced by cost of goods sold and reduced by selling expense and general administrative expense of the TangibleData Branch. Selling expense is further defined as selling expense specifically incurred by the TangibleData Branch in connection with Sales of the TangibleData Branch. For purposes of calculating Operating Profit for this Agreement, no allocation shall be made to such calculation for Buyer's corporate overhead, for the purchase money costs or good will amortization expense incurred by Buyer in connection with the purchase described in this Agreement.

    (Q) NET SALES means all revenue from the TangibleData Branch invoiced to third party customers, net of the amount reserved for bad debt, for services and products provided to all customers of the Business, which customers were customers of the Business prior to Closing, and prospective customers actively being solicited by the Business, and/or products and services delivered by Buyer using TangibleData's software systems or technology.

3.   Purchase Price:

3.1 Subject to all adjustments to which Buyer or Seller may be entitled in accordance with other sections of this Agreement, the Purchase Price to be paid by Buyer to Seller (the "Purchase Price") shall be contingent upon the Operating Profit of the TangibleData Branch during the 60 month period (as defined herein) following Closing, and in no case shall the Purchase Price paid to Seller exceed a cumulative maximum amount of $3.5 million.

     (A) The Purchase Price shall be an amount equal to thirty percent (30%) of the Operating Profit of the TangibleData Branch of Buyer, calculated and distributed (and subject to the setoffs and adjustments) as described in this Agreement.

       3.2 Calculation and Distribution of Purchase Price: The Purchase Price shall be calculated for each 12-month period following the Closing (for purposes of this Agreement, the first such period shall be shorter than 12 months and shall begin on the day of Closing and shall end on August 31, 2003; each subsequent period shall be 12 months). For purposes of calculating the Operating Profit, each such 12-month period shall be a stand-alone period (and shall be referred to as a "Payment Period").

             (A) The portion of the Purchase Price attributable to any such Payment Period shall be calculated and paid to Seller within 45 days of the end of such Payment Period.





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             (B)  To the extent that there is no Operating Profit or there is an operating loss for a Payment Period, Buyer shall have no obligation to pay Seller any amount for such Payment Period (and shall have no setoff specifically related to such operating loss) for such Payment Period; and Seller shall have no obligation to reimburse Buyer for such operating loss.


              (C) In addition, Buyer shall pay Seller an advance (the "Advance Payment") on the Purchase Price equal to 30% of the Operating Profit for each Payment Period calculated pursuant to the terms of this Agreement as of the end of the first six (6) months of each Payment Period (providing the such calculation date in the first Payment Period shall be February 28, 2003) (the "Advance Calculation Date"). Such Advance Payment shall be due and payable within 45 days following the Advance Calculation Date.
Notwithstanding anything to the contrary set forth in this Agreement, to the extent that the Advance Payment for a Payment Period exceeds the amount of Purchase Price due in any given Payment Period (such excess referred to as the "Advance Overpayment"), any future Purchase Price payments to Seller shall be reduced by an amount equal to such Advance Overpayments until Buyer has received a full credit against the Purchase Price for all such Advance Overpayments. Following the calculation and payment of the full amount of the Purchase Price due to Seller under this Agreement, to the extent Buyer has not received a credit against the Purchase Price in the full amount of all Advance Overpayments, Seller shall pay Buyer an amount equal to (i) the amount of Purchase Price (including Advance Payments) actually paid to Seller, LESS (ii) the total Purchase Price owed to Seller hereunder. Seller shall make such payment within 45 days of notification by Buyer to Seller of any such amount due from Seller.
3
    3.3 Allocation: It is agreed that the purchase price to be paid Seller by Buyer under the terms of this Agreement shall be allocated among the Assets to be purchased as will be set forth in Exhibit 3.3 prepared by Buyer and Seller at Closing. The parties agree to report or cause the reporting of this transaction for state and federal income tax purposes on a basis consistent with and reflecting the allocation of purchase price set forth in
Exhibit 3.3 as of the Date of Closing.

3.4 Shareholder Consent: Shareholders hereby consent to the terms of this
Agreement. The parties acknowledge that Seller must execute a proxy solicitation and meeting of all shareholders and owners of capitol stock in order to ratify this Agreement. TangibleData guarantees through written agreement attached as Exhibit 3.4 that it has sufficient shareholder approval to ratify the agreement at the time of signing. The parties expressly acknowledge that the Shareholders (as specifically defined herein) shall be liable for obligations of Seller pursuant to Section 11 of this Agreement.

     3.5 Buyer agrees that it shall pay an amount equal to 10% of the Operating Profit in any Payment Period to key employees of the TangibleData Branch of Buyer within 45 days following the end of any applicable Payment Period. Buyer shall have sole discretion to determine which such key employees shall receive any such payments and in what amount.

4.  Conduct of the Business

     4.1 Operation Until Closing: It is agreed that Seller shall move the Assets to Buyers operating location in Denver, Colorado immediately upon the signing of this Agreement. Pending consummation of the sale and purchase of the Assets pursuant to this Agreement and until the Closing, Seller shall

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continue to operate the Business in the same manner as it has been operated by
Seller prior to the execution of this Agreement. Seller shall not sell, lend, lien, pledge, hypothecate, mortgage or otherwise encumber the Assets nor shall Seller make any acquisition, enter into any purchase contracts, sales contracts, leases or other commercial or financial arrangements which may affect the Assets or the Business nor take any other action not in the ordinary course of business without the prior express written consent of Buyer.

     4.2 Negative Covenants: From the date hereof through the Closing Date, unless and until Buyer otherwise consents in writing, Seller will not cause or permit the Company to (a) change or alter the makeup of the Current Asset components or the physical contents or character of the Inventories, so as to adversely affect the nature of its Business or adversely change the total dollar valuation of such components from that reflected on the Exhibit 2.1(K) attached other than in the ordinary course of business; (b) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business; (c) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any Assets, tangible or intangible, other than the lien of current property taxes not due and payable; (d) sell, assign or transfer any of its Assets or cancel any debts or claims, other than in the ordinary course of business; (e) waive any right of any substantial value whether or not in the ordinary course of business; or (f) enter into any transaction other than in the ordinary course of business.

     4.3 Access to Books and Records, Premises: From the date of this Agreement through the Closing Date, Seller shall cause the Company to grant Buyer and its authorized representatives full access to the properties, books and records, premises, employees, distributors, customers and auditors of the Company during reasonable business hours for purposes of enabling Buyer to fully investigate the business of the Company. Any information obtained by Buyer in connection with such review shall be maintained by Buyer on a confidential basis (subject only to review by Buyer's counsel and accountants), and shall not be disclosed to any other person in the event that the transactions contemplated by this Agreement are not consummated.

     4.4 Risk of Loss: The risk of loss shall remain with the Seller until the later of the Closing or the time at which the assets are relocated to Buyer's location in Denver, Colorado. The Seller shall continue in force any and all fire, casualty, theft or other insurance policies relating to the business and assets for so long as Seller retains the risk of loss.

     4.5 Additional Schedules: No later than at Closing, Seller shall prepare and deliver to Buyer each of the following schedules:

          Schedule 4.5(A): This schedule sets forth a list of all equipment, machinery, furniture, fixtures, furnishings, leasehold improvements and other similar property that are owned by the Company and that are being used by the Company in connection with the Business conducted by it.

Schedule 4.5(B): This schedule lists each motor vehicle owned or leased by the Company, together with vehicle identification numbers, any outstanding loan against such vehicle, the person to whom the vehicle is assigned and the location of the vehicle.



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          Schedule 4.5(C):  This schedule lists all Intangible personal property used by the Company in the conduct of its trade or Business, including without limitation, all trademarks, trade names, service names, service marks, copyrights, patents, patent licenses, all software and source code, applications for any and all of the foregoing and registrations thereof owned by the Company or used in its operations.

          Schedule 4.5(D): This schedule lists each policy of fire, liability and other forms of insurance owned by the Company, the amount of premium thereon and the expiration date thereof.

          Schedule 4.5(E): This schedule lists all permits, licenses and other approvals and authorizations which are necessary to conduct the Business of the Company and sets forth the title, issuing agency and expiration thereof and indicates which of such permits, licenses and approvals are not possessed or held by the Company.

          Schedule 4.5(F): This schedule lists all personal property owned by any third parties (whether a customer, supplier or other person) in the possession of the Company or for which the Company is responsible, other than leased property set forth on schedule 4.5(K) or 4.5(L).

          Schedule 4.5(G): This schedule lists each bank or other financial institution in which the Company has an account or depository arrangement, together with the name of all persons authorized to take actions with respect thereto.

          Schedule 4.5(H): This schedule includes the 6-month plan memo detailing compensation and budgets for all employees.

          Schedule 4.5(I): This schedule lists the amount of sales made during the past calendar year to the Company's ten (10) largest accounts, the principal contact at each such account and the Company's responsible sales employee for each such account.

          Schedule 4.5(J): This schedule contains a true and complete description of all real properties owned by the Company, including the legal description thereof, a list of all buildings or other improvements located thereon and list of all restrictions, easements or other encroachments or encumbrances affecting such property. Including description of any underground storage tanks owned or used.

           Schedule 4.5(K): This schedule describes each lease for real property, whether written or oral, to which the Company is a party to, together with the term and other material details. Furnish copies of all such leases.

           Schedule 4.5(L): This schedule lists and describes each lease for, or license for the use of equipment or personal property, whether written or oral, to which the Company is a party, together with the term, rental, security agreements, and other material provisions thereof. Furnish copies of all such leases or licenses.

           Schedule 4.5(M): This schedule lists the following agreements, whether oral or written, to which the Company is a party, as of the date of such schedule, to the extent such agreements are not set forth in other schedules. Seller shall furnish copies of all such agreements to Buyer before closing.

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(a)  Each contract, agreement or arrangement made in the ordinary course of business by the Company, not terminable by the Company on less than thirty
(30) days notice and involving an expenditure of more than $1,000.00 for purchase of any services, materials, supplies or equipment.

(b) Each contract, agreement or commitment for the same by the Company for delivery of its products or services over a period of more than thirty (30) days from the date of this agreement and for an aggregate price of more than $5000.00.

(c)  Each contract or commitment for capital expenditures of any amount.

(d) Each contract continuing over a period of twelve (12) months or more from its date, which cannot be terminated by Seller upon thirty (30) days notice, or less.

(e) Each employment contract or agreement relating thereto between the Company and any officer or employee, including any bonus, incentive or deferred compensation plans, any confidentiality or non-compete agreements, amounts of indebtedness of employee to the Company or Company to employee, and any arrangements which encourage or compensate Company's employees to stay with Company following the Closing Date. Seller has provided Buyer with a copy of the current employment agreement between Seller and Blair Zykan which is now in effect.

(f)  Each agreement for the sale of any capital equipment or real property.

(g) Each plan or contract or arrangement of the Company, providing for pensions, life insurance, medical insurance, disability insurance, vacations and other employees' benefits or compensation plans, whether formal or informal.

(h) Each agreement, if any, with any union covering employees in the bargaining unit represented by such union.

(i)  Each agreement not made in the ordinary course of the Company's business.

(j) Each contract between the Company and any dealer, distributor, broker, agent or sales representative.

(k) Each contract or agreement relating to the property listed on Schedule 4.5(C) to be delivered to Buyer by Seller.

(l) Each agreement not otherwise listed on Section 4 to which the Company is a party or which has, or may have, a material effect on the Company or its future business prospects.

     True and correct copies of all documents listed in any schedule delivered pursuant to this Section 4 will be delivered or made available to Buyer or will be made available upon request and will be signed by an officer of the Company for identification upon request by Buyer.

     4.6 Updating of Schedules: Between the date of this Agreement and the Closing Date, Seller shall deliver to Buyer updated schedules to reflect any material changes in the schedules delivered to Buyer pursuant to this Agreement. On the Closing Date, Seller shall deliver to Buyer an officer's certificate confirming the accuracy, as of the Closing Date, of each of the schedules delivered to Buyer pursuant to this Agreement; provided, however,

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that Buyer shall not be obligated to proceed with the closing of the transactions contemplated by this Agreement if there are material adverse changes from the schedules initially delivered to Buyer.

     4.7 Contractual Obligations: Buyer will use its best efforts to obtain an assignment for the obligations identified in Exhibit 2.1(N). Buyer's agreement to obtain an assignment of such obligations is limited to those obligations identified on Exhibit 2.1(N) for which Seller has provided to Buyer, prior to Closing, a true and complete copy of each and every writing evidencing such obligation.

5.  Representations and Warranties of Seller

    Seller hereby represents and warrants to Buyer that:

     5.1 General: The statements set forth in Sections 4 and 5 of this Agreement are true, accurate, complete and not misleading in any respect on the date of this Agreement and will remain so as of the Closing.

     5.2 Standing: Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. Seller has all the necessary corporate powers to own properties, and to carry on the business as now owned and operated by it. Seller is qualified to do business in each state or jurisdiction where its failure to so qualify would materially adversely affect its ability to transfer the Assets to Buyer as required hereunder.

     5.3 Authority: Seller has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and no approval or consent of any person, authority or entity that has not been obtained is necessary in connection herewith. The execution and delivery of this Agreement by Seller has been duly authorized by its Board of Directors and by all requisite shareholder action.

4.4 Material Change: Since the signing of this agreement the Company has not:

     (A) engaged in a transaction relating to the business except in the ordinary course of business except as disclosed on Exhibit 5.4(A).

     (B) experienced any material change in the information set forth in the documents furnished or schedules or exhibits to this Agreement between the date of such schedule or exhibit and the date of this Agreement or the Closing Date. Seller has not withheld from Buyer any material fact relating to the Assets, Business, operations, financial condition or prospects of the Company. No representation or warranty in this Agreement or other document furnished in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact required to be stated therein to make the statements therein not misleading. Without limiting the scope of the foregoing, Seller is not aware of any change or occurrence that has taken place or is pending that could have a material adverse effect on the value of the Assets or the Business of the Company, or the ability of the Company to operate its Business subsequent to the Closing Date in the manner in which it has been operated by the Company before the Closing Date, or which could materially increase the costs incurred by the Company in operating its business subsequent to the Closing Date, including any pending or present change in any law or regulation, or other requirement, concerning license or approvals.

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     (C)  given any waivers releases of any claim or right pertaining to the
Business.

     (D) instituted, been named as a party, settled or agreed to settle any litigation, action or proceeding before any court or governmental body;

     (E) failed to replenish the Company's inventories and supplies in a normal and customary manner consistent with the Company's prudent business practices, nor made any purchase commitments in excess of the normal, ordinary and usual requirements of the Company's business or at any price materially in excess of the then current market price, or upon terms and conditions more onerous in any material respect than those usual and customary in the Company's business, nor made any material changes in the Company's marketing, selling, pricing, advertising or personnel practices inconsistent with the Company's past practices;

     (F) failed to pay its liabilities as and when due in the ordinary course of the Company's business except as disclosed on Exhibit 5.4(F).

     (G) suffered any change, event or condition which has materially and adversely affected the Company's condition (financial or otherwise), properties, assets, liabilities, business or prospects;

     (H) paid or agreed to pay, conditionally or otherwise, any bonus, additional compensation, pension, or severance pay to any of Seller's present or former employees, directors or officers whose annual base compensation (including bonuses and commissions) exceeded $20,000.00 whether under any existing profit sharing, pension or other plan or otherwise;

     (I) altered or revised its accounting principles, procedures, methods or practices;

     (J) removed, or permitted to be removed, from any building, facility or real property, any machinery, equipment, fixture, vehicle or other personal property or parts thereof, except in the ordinary course of business (and in compliance with this Agreement);

     (K) changed its credit policy as to sales of inventories or collection of receivables;

     (L) received a written communication from any customer which accounted for more than two percent (2%) of Seller's revenues for the Business during the last full fiscal year to the effect that such customer does not intend to continue to purchase merchandise from Seller;

     (M) other events or conditions that have or might have a material adverse affect on the business.

     5.5 No Liens or Encumbrances: The Company has good and marketable title to all of the personal property and assets, tangible and intangible, employed in the operation of its business, free of any mortgages, liens, claims, charges, leases, security interests, pledges, easements, encumbrances and title retention agreements of any kind whatsoever except such property and assets as may be leased by the Company pursuant to leases described on Schedules 4.5(B), 4.5(K), 4.5(L) or pledged to secure debts described on
Exhibit 5.5 (which pledge or security interest will be listed and described on Exhibit 5.5) ("Permitted Encumbrances").


Page 9


     5.6 Liabilities: There are no liabilities, responsibilities, debts, claims or obligations known or unknown, liquidated or contingent, fixed or contingent related to the Assets or the Business which could become the obligation or responsibility of Buyer other than those set out on Exhibit 2.1(N). All other liabilities shall be retained by Seller and are expressly not assumed by Buyer.

     5.7 Financial Statements: Financial statements of the Company ("Financial Statements") are attached to this Agreement as Exhibit 5.7 and will have been furnished to Buyer as follows:

                (A) Unaudited balance sheets of the Company as of June 30, 2002 and unaudited statements of income and expenditures, retained earnings and statement of change in financial position for the period then ended will be furnished with the signing of this agreement.

    (B) Audited balance sheets of the Company as of March 30, 2001 and March 30, 2002 and the Audited statements of income for the fiscal periods then ended, prepared by the Company, will be furnished by the date of the signing of this Agreement.

Such Financial Statements present fairly and accurately in all material respects the results of operations of the Company for the periods covered by such statements, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with past practices, and include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Company and the results of the Company's Business operations for the periods covered by such statements.

     5.8  No Defaults:  Schedules 4.5(B), 4.5(D), 4.5(K), 4.5(L) and 4.5(M)
accurately and completely list all contracts or leases to which the Company is a party or by which it is bound or affected (the "Contracts"). All Contracts required to be listed on these Schedules are valid and binding, enforceable in accordance with their respective terms, and in full force and effect. Except as noted in Exhibit 5.4(A), there is not under any Contract any default by the Company, or, to the knowledge of Seller, any other party thereto, or event which, after notice or lapse of time, or both, would result in a default which would enable any party thereto to terminate such Contract. Except as expressly set forth in Exhibit 5.4(A), Seller has no knowledge of any intention by any party with regard to any Contract to (1), terminate or amend the terms thereof, (2) refuse to renew the same upon expiration of its term, or (3) renew the same upon expiration only on terms and conditions which are more onerous than those pertaining to the existing Contract. True and complete copies of all Contracts (together with any and all amendments thereto) and a copy of the Company's forms of invoices and purchase orders have been delivered to the Buyer. Except as reflected in Exhibit 5.4(A), none of the Contracts relating to Personal Property would be classified for accounting purposes as capital or financing leases. Other than the Contracts, the Company requires no contract, agreement, license, franchise or permit to enable it to carry on its business substantially as presently conducted. None of the Contracts would be breached by virtue of the consummation of the transactions contemplated hereby, and the consummation of the transactions contemplated hereby will not affect the validity, enforceability or continuation of any of the Contracts. All such Contracts are assignable to Buyer and, to the extent specifically set forth and agreed to in this Agreement, will be assigned to Buyer at Closing along with the consent, if required, of the parties thereto.

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     5.9  Inventory:  All inventories reflected in the Financial Statements are stated at the lower of cost or market first in, first out method and, as so stated, are in good condition and are currently usable or salable, in the ordinary course of business of the Company, without discount.

     5.10 Taxes: The Company has filed all income, excise, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof and has paid all taxes and assessments relating to the time periods covered by such returns or reports. The amounts set up as provisions for taxes in the Financial Statements are sufficient for the payment of all unpaid federal, state or local taxes of the Company accrued for or applicable to all periods ended on or prior to the date of this Agreement, or which may subsequently be determined to be owing by the Company with respect to all periods ending on or prior to the Closing Date. There are no present disputes as to taxes of any nature payable by the Company. The Company's federal income tax returns and/or state income tax returns have not been audited by the Internal Revenue Service for any tax year.

     5.11 Lawsuits, Proceedings, etc.: Except as described on Exhibit 5.11 there is no action or proceeding (whether or not purportedly on behalf of the Company) pending or, to the best knowledge of Seller, threatened against the Company, nor, to the best knowledge of Seller, does there exist any basis therefore, which might result in any adverse change in the condition, financial or otherwise, of the Company's Business or Assets. No order, writ or injunction or decree has been issued by, or requested of, any court or governmental agency which does or may result in any adverse change in the Company's Assets or properties or in the financial condition of the Company or its Business. The Company is not liable for damages to any employee or former employee as a result of any violation of any state or federal laws directly or indirectly relating to such employee or former employee.

5.12 Regulatory Violations:

     (A) The Company is not currently being charged with nor is it operating its Business in violation of the federal Occupational Safety and Health Act of 1970, or the regulations promulgated thereunder, the Environmental Quality Improvement Act of 1970, or the regulations promulgated thereunder, or any other applicable law or regulation relating to the environment or occupational health and safety.

     (B) Except as disclosed in Exhibit 5.12(B), (i) the Company has not received written notice of any violation by the Company of any Environmental Law, and no condition or event has occurred which, with notice or passage of time or both, would constitute a violation of any Environmental Law; (ii) no pollutants, contaminants or hazardous or toxic wastes, substances or materials, as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act, or any other similar Federal, state or local statute, have been manufactured, generated, stored, handled, disposed, buried, dumped or used on, at or in connection with the Business; (iii) no asbestos, asbestos-containing materials, polychlorinated biphenyls (PCB's) PCB compounds, or other pollutants, contaminants, hazardous or toxic wastes, substances or materials have been placed on the real property of Seller, or to Seller's knowledge, by any other occupant of the real property, nor have they been used in the construction, repair, or alteration of any portion of the real property by the Seller, or to the Seller's knowledge, by any other occupant of the real property; and (iv) there are no above-ground or underground storage tanks, wells, pools, settling ponds, traps, drains or other similar above-ground or subsurface structures present on or under the real property.



     5.13 Post Balance Sheet Changes: The Company has not (a) mortgaged, pledged or subjected to lien, charge or other encumbrance any asset, tangible or intangible, other than the lien of current or real property taxes not yet due and payable; (b) suffered any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting its assets or its business; (c) made or suffered any amendment or termination of any material business; (d) received notice or had knowledge of any labor organizing efforts or labor trouble other than routine grievance matters, none of which is material; (e) revalued any of its assets; or (f) entered into any transactions not in the ordinary course of business.

     5.14 Compliance with Laws and Licenses: Schedule 4.5(E) is an accurate and complete list of all of the Licenses issued to or held by the Company. Except for such non-compliance which could not have a materially adverse effect upon the Assets or the operation of the Company's business, the Company has complied with the Licenses listed on Schedule 4.5(E) and all laws, rules, regulations and ordinances of any government or governmental agency. Neither the ownership nor use of the Company's properties nor the conduct of the Business conflicts in any material respect with the rights of any other person, firm or corporation. The Company is not in violation of, or in default under, any terms or provisions of any lien, mortgage, lease, license, deed of trust, agreement, instrument, order, judgment or decree, except for such violations or defaults which could not have a materially adverse affect upon the Assets or the operation of the Business. All of the Licenses listed on Schedule 4.5(E) are valid and binding and in full force and effect without conditions. There is not under any License listed on Schedule 4.5(E) any default by either Seller or the Company or any event which, after notice or lapse of time, or both, would constitute a default, which, in either case, could result in a revocation, termination, non-renewal or impairment of such License. The Company has delivered true and complete copies of all Licenses listed on Schedule 4.5(E) (together with any and all amendments thereto) to Buyer. All reports of Sellers and the Company to municipal authorities are true in all material respects and have been duly filed. Other than the Licenses listed on Schedule 4.5(E), the Seller and the Company require no license, franchise or permit to carry on the Company's business as now conducted. None of the Licenses listed on Schedule 4.5(E) would be breached by virtue of the transactions contemplated hereby, provided the Consents are obtained.

     5.15 Condition of the Company's Assets: All of the Company's tangible Assets are currently in good and usable condition and are fit for their intended purposes, ordinary wear and tear excepted. There are no defects in such Assets or other conditions which, in the aggregate, materially and adversely affects the operation or value of such Assets. The Assets delivered by Seller to Buyer pursuant to this Agreement constitute everything necessary to operate the Business.

5.16  Real Estate:  The Company does not own any real property in fee simple.
Schedule 4.5(K) contains a complete list and description of all leases to which the Company is a party or of which the Company is a beneficiary.
Schedule 4.5(K) includes a full legal or location description of the Real Property which is the subject of such leases. All of the leases required to be listed on Schedule 4.5(K) are valid, binding and enforceable in accordance with their respective terms, except as noted on Schedule 4.5(K). Prior to or at Closing and as a condition to Buyer's obligations hereunder, Seller shall provide to Buyer a Release (the "Lessor's Release") whereby the lessor of any lease described in Schedule 4.5(K) releases Seller and any and all of Seller's assets from any lien (or encumbrance, claim security interest or other cloud on title of any sort) such lessor has of might have in the future based on the terms of any existing lease.

5.17  Employees:

     (A) Seller has no information indicating that any management or key employee of the Company intends to terminate his employment with the Company.

       (B) Schedule 4.5(H) contains, as of the dates shown on such Schedule, accurate and complete information as to names and rates of compensation (whether in the form of salaries, bonuses, commissions or other supplemental compensation now or hereafter payable) and shows each such employee's compensation for the two (2) years immediately prior to the date of this Agreement, including amounts and dates of change in compensation, of all employees of the Company (grouped by categories as indicated thereon).
Schedule 4.5(M) contains information as to any employment contracts or severance arrangements involving the indebtedness of such employees to the Company and any arrangements involving the indebtedness of the Company to such employees in any amount.

       (C) The Company is not a party to any collective bargaining agreement or any employment agreement with any employee of the Company, other than oral employment agreements at the sufferance of the Company and the employment agreement between the Seller and Blair Zykan described in Section 4.5(M)(e) hereof. The Company has complied in all material respects and shall comply in all material respects with all laws and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, discrimination and the payment of Social Security or similar taxes. There are no unfair labor practice charges or claims pending against the Company, nor any pending or, to the best of Seller's or the Company's knowledge, threatened charges against the Company with respect to any wage and hour, employment discrimination or other statutory violation by the Company. There is no union campaign being conducted to solicit cards from employees to authorize the union to request an NLRB certification election with respect to any employees of the Company.

     5.18 Changes in Suppliers and Customers: Seller is not aware of any fact which indicates that any of the suppliers supplying products, components or materials to the Company intends to cease selling such products to the Company or to limit or reduce such sales of products to the Company; nor is Seller aware of any fact which indicates that any material customer of the Company intends to terminate, limit or reduce its business relations with the Company.

     5.19 Intangible Property Rights: Schedules 4.5(C) and 4.5(E) are true and complete lists of all Intangibles applied for, issued to or owned by the Company, under which the Company is licensed or franchised or in which the Company holds any rights. All of the Intangibles listed on Schedules 4.5(C) and 4.5(E) are valid and in good standing are assignable and, to Seller's knowledge, uncontested, and the Company had delivered to Buyer copies and required assignments of all documents establishing those Intangibles. The Intangibles listed on Schedules 4.5(C) and 4.5(E) are all such property necessary to operate the Business as now operated. The Company is not infringing upon or otherwise acting adversely to any Intangibles owned by any other person or persons. No employee of the Company has any right in or to the Company's proprietary information, including without limitation, computer programs used in the Company's business.

      The Company owns or exclusively holds all rights to, free and clear of all liens, claims and restrictions, all patents, software trademarks, service marks, trade names, and copyrights used in the conduct of the Business as now conducted. The Company does not, to the knowledge of Seller, after due inquiry and the exercise of reasonable diligence, infringe upon the right or claimed right or claimed right of any person under or with respect to any of the above. The Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to any patent used in the conduct of its Business, nor is the Company presently under any license or contract obligation to pay royalties or fees with respect to third-party trademarks, copyrights or other intellectual property in connection with the conduct of the Business.

     Seller has no knowledge of, nor has Seller received any notice of, any facts which indicate that the Company does not either (i) own or (ii) have the right to the use of all know-how, customer lists, inventions, designs, processes, computer programs, software (and source code) and technical data necessary to the development, manufacture, operation and sale of all products and services sold by it, including trade secrets, free and clear of any rights, liens and claims of others. To the knowledge of Seller, after due inquiry and the exercise of reasonable diligence, the Company is not using any confidential information or trade secrets of any former employer or any of its past or present employees.

     5.20 No Brokers or Finders: No person, firm or corporation has any right, interest or valid claim against Buyer for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

     5.21  ERISA:

       (A) All "employee benefit plans," as defined in Section 3(3) of ERISA, sponsored, maintained or contributed to by the Company are listed on Schedule 4.5(M) hereto, and complete and accurate copies of the plans (or related insurance policies) have been furnished to Buyer. Except as disclosed in
Schedule 4.5(M), the Company is not a party to, does not have in effect or to become effective after the date of this Agreement any bonus, cash or deferred compensation, severance, medical, health or hospitalization, pension, profit share or thrift, retirement, stock option, employee stock ownership, life or group insurance, death benefit, welfare, salesmen incentive, vacation, sick leave, disability, trust agreement, arrangement or other welfare or pension benefit plan (as such terms are defined by ERISA).

           (B) Each employee benefit plan required to be listed in Schedule 4.5(M) hereto has been administered in compliance with applicable provisions of ERISA and the Code.

(C) All reporting and disclosure requirements under ERISA and the Code for the plans listed in Schedule 4.5(M) here to have been complied with, except for such non-compliance which could not result in a termination or fine or have a materially adverse affect upon such plans.

(D) All benefits provided under all employee benefit plans listed in Schedule 4.5(M) hereto are covered by insurance, other than Company policies for profit sharing, sick leave, personal leave and vacation.

(E) The Company does not contribute to and is not required to contribute to any "multi-employer plan," as defined in Section 414(f) of the Code and
Section 3(37) of ERISA, and the Company has not incurred or does not reasonably expect to incur any "withdrawal liability" under Section 4201 et seq. of ERISA.

(F) Neither Buyer, nor any trade or business under common control with Buyer (within the meaning of Sections 414(b) and 414(c) of the Code) or any officers, directors, employees or affiliates of the same shall, from and after the Closing Date, have any liability, obligation or responsibility with respect to any employee benefit plan maintained or provided by the Company, or any affiliate thereof, before the Closing Date (including but not limited to liability for contributions to or the benefits payable under any such employee benefit plan), except for the continuation of insurance plans, the continuation of insurance protection to employees as mandated by applicable law or such benefits as Buyer, in its sole discretion, may determine to provide to the Company's employees after the Closing Date.

     5.22  Insurance:   Schedule 4.5(D) is an accurate and complete list of
all fire, theft, casualty, liability and other insurance policies insuring the Company, its business, or any of the Assets specifying the type and amount of coverage and expiration dates. All such policies are in full force and effect.

     5.23 Full Disclosure: There has been and will be no material change in the information set forth in the documents furnished or schedules or exhibits to this Agreement between the date of such schedule or exhibit and the date of this Agreement or the Closing Date. Seller has not knowingly withheld from Buyer any material fact relating to the Assets, Business, Operations, Financial Condition or Prospects of the Company. No representation or warranty in this Agreement or other document furnished in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact required to be stated therein to make the statements therein not misleading. Without limiting the scope of the foregoing, Seller is not aware of any change or occurrence that has taken place or is pending that could have a material adverse effect on the value of the Assets or the Business of the Company, or the ability of the Company to operate its Business subsequent to the Closing Date in the manner in which it has been operated by the Company before the Closing Date, or which could materially increase the costs incurred by the Company in operating its Business subsequent to the Closing Date, including any pending or present change in any law or regulation, or other requirements, concerning license or approvals.

     5.24 Accounts and Notes Receivable: Any accounts and notes receivable of the Company set forth in Exhibit 2.1(K) are valid, assignable, and enforceable obligations due to the Company and shall be collectible by the Seller and are the property of Seller and shall not be acquired by Buyer pursuant to this Agreement. The goods and services sold and delivered by the Company that gave rise to such accounts and notes receivable were sold and delivered in conformity with the applicable purchase orders, agreements and specifications. Such accounts and notes receivable are subject to no valid defense or offsets except routine customer complaints of an immaterial nature.

      5.25 Shareholder Approval. By October 31, 2002 Seller will have obtained the necessary approval of shareholders and owners of capitol stock and of its Board of Directors (all as required by applicable statute) for Seller entering into this Agreement and for Seller complying with the terms and conditions of this Agreement, including the completion of all transactions contemplated by this Agreement and shall have provided true and correct copies of all such approvals to Buyer, certified by officers of the Seller.

       5.26 The representations and warranties made by Seller in this Agreement are made as of the date of this Agreement and as of the Closing Date. Such representations and warranties shall survive the Closing Date and shall continue until their expiration in accordance with the terms of this Agreement.

6.  Representations and Warranties of Buyer

     The Buyer hereby represents and warrants to the Seller as follows:

     6.1 Organization and Standing: Buyer is a corporation duly organized, validly existing and in good standing under the laws of Minnesota, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

     6.2 Corporate Authorization: The execution, delivery and performance of this Agreement by Buyer have been duly authorized by proper corporate action of Buyer and are within its corporate powers. This Agreement constitutes the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms.

     6.3 No Brokers or Finders: No person, firm or corporation has any right, interest or valid claim against Buyer for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

     6.4 No Defaults: The Buyer is not in default or breach under any provisions of this Agreement or any other Agreement between the parties on the date of this Agreement and will not be in default or breach as of the Closing.

     6.5 Lawsuits, Proceedings, etc.: Except as disclosed to Seller in writing there is no action or proceeding (whether or not purportedly on behalf of the Buyer) pending or, to the best knowledge of Buyer, threatened against the Buyer, nor, to the best knowledge of Buyer, does there exist any basis therefore, which might result in any adverse change in the condition, financial or otherwise, of the Buyer's Business or Assets. No order, writ, or injunction or decree has been issued by, or requested of, any court or governmental agency which does or may result in any adverse change in the Buyer's Assets or properties or in the financial condition of the Buyer or its Business. The Buyer is not liable for damages to any employee or former employee as a result of any violation of any state or federal laws directly or indirectly relating to such employee or former employee.

     6.6 No Breaches: The Buyer is not in violation of, and the execution, delivery and performance of this Agreement will not result in any breach or acceleration of, any of the terms or conditions of its articles of incorporation or bylaws or of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Buyer is a party or by which its assets are bound, nor will they result in any violation of any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Buyer may be bound or to which any of its Assets are subject.


7.  Employees

     7.1 Buyer will not, subsequent to Closing, have any obligation to offer employment to any individuals employed by Seller, except as indicated by
Section 8.3. Except as disclosed on Schedule 4.5(M), there are no other written or oral agreements or commitments to employees which cannot be terminated at anytime by Seller.

     7.2 Whether or not Buyer after Closing offers employment to any employee of Seller, Seller shall retain and remain solely liable for any and all claims, including without limitation, retirement benefits, accrued vacation, workman's compensation and medical claims which arise out of, are associated with, or are based upon conditions or events which occurred prior to Closing.

8.  Closing

     8.1 General Procedure: At the Closing each party shall deliver to the other party, in form and substance satisfactory to the other party, such documents, instruments and materials required to effectuate the provisions of this Agreement.

     8.2 Time and Place: The Closing shall take place on ______________ in _____________, at a time and place mutually determined, or such other date and location as is determined by the parties.

8.3  Additional Agreements:

(A) Employment Agreements: On the Closing Date, each of Blair Zykan, Joanne Keys and Alex de St. Simon must enter into an employment agreement with Buyer in the form as attached hereto as Exhibit 8.3(A).

(B) Non-Competition Agreements: On the Closing Date, each of Brenda Molloy de St. Simon and Dale StoneDahl must enter in a non-completion agreement with Buyer in the form as attached hereto as Exhibit 8.3(B).

9.  Conditions of Buyer's Obligation

     9.1 The obligation of Buyer to complete the purchase of the Assets on the Closing Date in accordance with the terms set forth in this Agreement is, at the option of the Buyer, subject to the satisfaction (or waiver or extension of time for satisfaction by Buyer) of each of the following conditions:

(A) Accuracy of Representations and Warranties: The representations and warranties made by Seller in this Agreement shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

(B)  Employment and Non-Competition Agreements:  Each agreement required under
Section 8.3 (A) and 8.3 (B) must be executed by the individuals indicated in
Section 8.3 (A) and 8.3 (B) and otherwise complete in all respects.

(C) Opinion of Counsel: Buyer shall have received the opinion of Krys, Boyle, Freedman and Sawyer, the Seller's legal counsel ("Counsel"), dated the

Closing Date, addressed to Buyer, and in form and substance satisfactory to Buyer's legal counsel, stating the substance of the representations and warranties set forth in Sections 5.2 and 5.3 of this Agreement. Counsel shall be entitled to rely upon certificates of governmental officials and, as to factual matters, upon certificates of the president of the Company.

(D) Delivery of Closing Documents: Seller shall have delivered to Buyer each of the items listed in Section 2.1, including those on Schedules related to
Section 2.1, Section 4.5 and 4.6 and 5.7 and such items shall be satisfactory in form to Buyer and include:

(1) Bill of Sale transferring the Assets to Buyer duly executed by Seller in the form attached as Exhibit 9.1(D)(1).

(2) Assignments executed by Seller to the corporate name, trademarks, trade names, copyrights and other Intangibles listed on Exhibit 9.1(D)(2).

(3) Assignments or consents executed by Seller or third parties for leases, licenses, contracts or other agreements listed in Section 4.5 herein and Exhibit attached as Exhibit 9.1(D)(3).

(4) Certified copy of corporate resolutions, and if required by statute, shareholder approval authorizing the execution of this Agreement and the consummation by Seller of the transactions of the Agreement.

(5) The results of UCC, tax, bankruptcy and judgment lien searches, obtained by Buyer at its expense and dated within seven (7) days prior to the Closing Date, in the name of the Seller, the Company and any trade name used by the Company in the Secretary of State's records of the State of Colorado and in all appropriate local filing offices are satisfactory to Buyer.

(6) Appropriate payoff letters from the Company's creditors with respect to all Long-Term Debt and other indebtedness of the Company, and, if such debt is to be repaid pursuant to the terms of this Agreement, releases in form reasonably satisfactory to counsel for Buyer from all persons holding liens or other interests in any of the Assets (other than liens for current taxes not yet due and payable).

(7) A Certificate of Good Standing for the Company from the State of Colorado and the Articles of Incorporation of the Company certified by an appropriate government official as of the Closing Date, delivered within two weeks of the Closing.

(8) All other documents, certificates, instruments and writings required hereunder to be delivered by the Company and/or Seller, or that may reasonably be requested by Buyer at or prior to the Closing Date.

(9)   Lessor's Release as described in Section 5.16 hereof.

(E) Covenants and Conditions: Seller shall have performed or caused the company to perform in all material respects all of his obligations and agreements and complied or caused the Company to comply in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with on or before the Closing Date.

(F) Adverse Change: Between the date of this Agreement and the Closing Date, in Buyer's sole judgment, using a standard of reasonable business judgment, there shall have been no material adverse change in the Company or its condition (financial or otherwise), operations, business or prospects, and the

Company shall not have suffered any material loss by fire, flood, act of God, natural disaster, blizzard, windstorm, or other casualty which has not been fully restored or replaced.

(G) Legal Proceedings: There shall not be pending or threatened any lawsuit, claim, legal action, administrative proceeding or investigation involving either Seller, the Company, the Assets or the Shares which would materially adversely affect the Company, the Assets, the Shares of the transactions contemplated by this Agreement.

(H) Licenses in Effect: All of the Licenses shall be in full force and effect on the Closing Date without conditions.

(I) Encumbrances: Except for Permitted Liens (Exhibit 5.5) there shall be no security interest, mortgage, pledge, conditional sales agreements, or other lien or encumbrance, affecting any of the Assets (other than liens for current taxes not yet due and payable).

10.  Conditions to Obligations of Seller

     10.1 The obligation of Seller hereunder to complete the sale of the Assets on the Closing Date on the terms set forth in this Agreement is subject to the satisfaction (or waiver by the Seller) of each of the following conditions:

(A) Accuracy of Representations and Warranties: The representations and warranties of Buyer in this Agreement shall be correct in all material respects as of the Closing Date.

(B)  Employment and Non-Competition Agreements:  Each agreement required under
Section 8.3(A) and 8.3(B) must be executed by Buyer and otherwise complete in all respects.

(C) Opinion of Counsel: Seller shall have received the opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A., the Buyer's legal counsel, dated the Closing Date and in form and substance satisfactory to Seller's legal counsel, stating the substance of the representations and warranties set forth in Sections 6.1 and 6.2.

11.  Indemnification

     11.1 General: The covenants, representations and warranties contained in this Agreement shall survive the Closing.

     11.2 Seller: Seller shall indemnify and hold Buyer harmless against and from any losses, claims, costs, demands, damages, suits or liabilities, including without limitation in each case the cost, expenses and attorney's fees reasonably incurred by Buyer resulting from, arising out of, incident to or based upon: (i) Seller's ownership of the Assets and activities associated with the conduct of the Business prior to Closing; (ii) any breach of any of the Seller's representations, covenants or warranties provided in this Agreement, or any Seller's misrepresentation in any certificate or document delivered to Buyer hereunder; or (iii) any claims by third parties alleging strict liability in tort, express or implied warranty or contract seeking compensation for property damage, bodily injury and or death related to or arising out of, incident to or associated with the design, manufacture, sale, installation, operation, use, service and/or maintenance of any product associated with the Business prior to Closing. Seller agrees to keep, pay and perform all such liabilities and obligations not expressly assumed hereunder by Buyer in accordance with their respective terms and conditions and shall indemnify, defend and hold harmless Buyer in respect thereto and any costs, expenses (including reasonable attorneys' fees), or other liabilities incurred by Buyer with respect to such liabilities and obligations of Seller.

     11.3  Setoff and Reconciliation of Values:

(A) The exact value as of the Closing Date of Assets purchase and obligations being assumed by Buyer shall be reconciled and verified by Buyer subsequent to Closing.

Should the verification determine at any time that:

(1) liabilities exist which were undisclosed by Seller which liabilities Buyer, in its sole discretion, elects to pay in order to preserve the business operations and reputation of the Business, including attorneys' fees, then the amount so paid (including attorney's fees) to discharge such undisclosed liabilities will be set off as described below. This provision notwithstanding, the parties agree and acknowledge that Buyer is not assuming and shall not be required to pay any Liabilities.

(2) any matter described in Section 11.2 above has arisen, the cost to Buyer of such matter will be set off as described below.

     Any amounts to be set off in paragraphs 1 through 2 above will be applied against any amounts then owed by Buyer to Seller. Amounts set off under this provision will be adjustments to the Purchase Price as of the Closing Date. Buyer shall notify Seller in writing of the nature, reason and amount of Buyer's claim for setoff. Seller shall be entitled to contest any such claimed setoff by written notice to Buyer within thirty (30) days after the postmark date of Buyer's notice thereof. If Seller does not so contest, Buyer shall effect the setoff by reducing payments due. If Seller does so contest, and within sixty (60) days of Buyer's original notice, any dispute as to claimed setoff cannot be settled by the parties, the dispute shall be resolved according to the provisions of Section (B) below.

(B) Shareholders Guaranty: The parties acknowledge and agree that Seller may make distribution of its assets to the Shareholders after consummation of the transactions contemplated by this Agreement. Because such distributions may leave Seller without significant assets, the Shareholders hereby jointly and severally guaranty the indemnity obligations of Seller, but only to the extent of distributions actually received from Seller. In the event of the existence of an indemnification liability hereunder, Buyer agrees to look first to the assets of Seller in accordance with the terms of this Agreement before looking to the Shareholders in accordance with this Section. To the extent that Buyer looks to the Shareholders for satisfaction of any indemnification liability, such liability shall be satisfied as follows:

 (i) First, by setoff against any amounts then owed by Buyer to the Seller or the Shareholders

(ii) Second, by collection of any remaining amount of indemnification liability from the Shareholders, up to but not exceeding the amount of any distributions made by Seller to the Shareholders after the Closing Date.

It is understood by the parties that claims made under this Section 11 may be, upon recovery by the Buyer, subsequently paid to third parties or may be retained by the Buyer, depending upon the nature of the claim.

     11.4 Buyer: Buyer shall indemnify and hold Seller harmless against and from any losses, claims, cost, demands, damages, suits or liabilities, including, without limitation, in each case the costs, expenses and attorney's fees reasonably incurred by Seller resulting from, arising out of or based upon: (i) any breach of any of the Buyer's representations, covenants, warranties provided in this Agreement, or any Buyer's misrepresentation in any certificate or document delivered to Seller hereunder; or (ii) Buyer's operation of the Business subsequent to Closing.

     11.5 Indemnification Claims - Interest: Interest on any claim for indemnification pursuant to this Section 11 shall accrue at a rate equal to the reference rate as publicly announced from time to time by U.S. Bank National Association, Minneapolis, Minnesota, from the date the claim arose until the claim is satisfied by payment.

     11.6 Legal Proceedings: In the event Buyer or Seller become involved in any legal, governmental or administrative proceeding which may result in damage to such party, or if any such proceeding is threatened or asserted which will damage the business or reputation of the Company, such party shall promptly notify the indemnifying party in writing and in full detail of the filing, or the threat or assertion of such filing, and of the nature of any such proceeding. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Indemnified Party with respect to such claim.

     11.7 Bulk Sales Compliance: Seller has agreed to indemnify and hold Buyer harmless from all liabilities arising from its operation of Seller's business that have not been assumed by Purchaser as set forth above. In reliance upon said indemnification, Buyer waives and releases Seller from its obligation to execute and deliver an Affidavit listing creditors as required by any Colorado Bulk Transfer Law.

12.  Possession of Properties and Assets; Loss or Damage

     12.1 Seller's Remedies: If the transaction contemplated by this Agreement is not consummated because of a default by Buyer of its obligations hereunder and provided Seller is not in default, Seller shall be entitled (but not required), to seek any other remedies which may be available, including money damages. In the event of a default by Buyer and the filling of a lawsuit which results in a final judgment (not subject to further appeal) in favor of Seller for damages or other remedy, Seller shall be entitled to reimbursement by Buyer of the reasonable legal fees and expenses incurred by Seller.

     12.2 Buyer's Remedies: The parties recognize that if Seller refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled, to seek any other remedies which may be available, including money damages. In the event of any action to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law. In the event of a default by Seller and the filing of a lawsuit which results in a final judgment (not subject to further appeal) in favor of Buyer for damages or other remedy, Buyer shall be entitled to reimbursement by Seller of the reasonable legal fees and expenses incurred by Buyer. Without limiting the foregoing, Seller agrees that if Seller breaches
Section 5.25 of this Agreement then, in Buyer's sole discretion, this Agreement and all of its terms and conditions, except for those terms and conditions in Sections 11 and 12, shall be considered null and void.

     12.3 Buyer shall not acquire any title to or right in the Assets until Closing, and accordingly, all risk of loss with respect to the Assets shall be borne by Seller.

     12.4 At Closing, the Assets shall be in substantially the same condition as of the date of this Agreement except for normal transactions of the business, and ordinary wear thereof, provided, however, that if at Closing the Assets shall have suffered loss or damage to an extent which substantially affects the value of such property, Buyer shall have the right, at its election, to either: (i) complete the acquisition with a reduction in the purchase price equal to the loss or damage, said reduction to be from the amount to be paid by Buyer to Seller as set forth in Section 3.1 (A); or (ii) to terminate this Agreement in accordance with Section 13 hereof.

13.  Termination

     13.1 Mutual Termination: This Agreement may be terminated by mutual agreement of Buyer and Seller at any time.

     13.2 Default: This Agreement may be terminated by either Buyer or Sellers, if the terminating party is not then in material default, upon written notice to the other party, upon the occurrence of the following:
prior to the Closing Date, Sellers or Buyer shall be come aware of any material breach of any representation, warranty, obligation or agreement by the other party (the "Breaching Party"), they shall give prompt written notice to the Breaching Party of the nature of such breach. The Breaching Party shall use its best efforts to cure the breach prior to the Closing Date. If the Breaching Party has not cured the breach on or before the Closing Date, the parties shall negotiate in good faith a mutually acceptable compromise taking into account the economic effect of the breach on the Buyer or Sellers, as the case may be, and shall consummate the transactions contemplated hereby. If the parties are unable to reach agreement and consummate the transactions contemplated by this Agreement, the Closing shall be postponed and the Breaching Party shall use its best efforts to cure the breach as soon as practicable. The exact date and time of the postponed Closing Date shall be agreed upon by Buyer and Sellers, provided that in no event shall the postponed Closing Date occur after September 30, 2002. If the Breaching Party has not cured the breach before that date, then if Buyer is the non-defaulting party, it shall have all rights and remedies provided in this Agreement and at law or equity, including without limitation, (i) the right to terminate this Agreement, and (ii) the Sellers shall be liable to Buyer for any damages incurred or suffered by Buyer.

14.  Miscellaneous

     14.1 Binding Effect: This Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective successors.

     14.2 Governing Law: This Agreement shall be governed by, and enforced and interpreted in accordance with, the laws of the State of Minnesota without giving effect to the principles of conflicts of law of Minnesota and any disputes hereunder shall be venued in Hennepin County Minnesota.

     14.3 Notices: All notices or other communications provided for herein shall be in writing and shall be deemed validly given, when delivered personally or sent by registered or express mail, postage prepaid, and, pending the designation of another address, addressed as follows:

     If to Seller:

___________________________________________________________
___________________________________________________________
___________________________________________________________
___________________________________________________________

     With a copy to:
___________________________________________________________
___________________________________________________________
___________________________________________________________
___________________________________________________________

     If to Buyer:

E.D. Willette, Chairman
Willette Acquisition Corp.
7951 Computer Ave.
Minneapolis, MN 55435

     With a copies to:

M. Charles Reinhart, Treasurer
Willette Acquisition Corp.
7951 Computer Ave.
Minneapolis, MN 55435

      And to:

Nevin R. Harwood
Attorney
Gray Plant Mooty Mooty & Bennett, P.A.
Suite 3400
33 South 6th Street
Minneapolis, MN 55402

     14.4 Entire Agreement and Counterparts: This Agreement, the exhibits attached hereto, and schedules delivered pursuant to the provisions hereof, set forth the entire agreement between Seller and Buyer relating to the transaction contemplated herein, superseding any prior oral or written agreement or understanding between them. This Agreement shall be amended or modified only by written instrument signed by both parties.

     14.5 Assignment: Seller hereby agrees that Buyer may assign its rights, and delegate its responsibilities, under this Agreement to a wholly-owned subsidiary corporation, in which case the Buyer shall remain fully obligated to on all responsibilities and duties hereunder in all events and shall use its best efforts cause such subsidiary corporation to complete the purchase of the assets in the manner contemplated by this Agreement. The provisions of this Section notwithstanding, this Agreement is not intended to and shall not create any rights or third parties not signatories to this Agreement with respect to Buyer or its assets.

     14.6 Expenses, Taxes: Each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this Agreement; provided, however, that in the event a full certified Audited Financial Statement is required by the Buyer, the audit fee for the audit agreed to under this Agreement shall be paid by Sellers.


     14.7 Publicity: All notices to third parties and other publicity relating to the matters contemplated by this Agreement shall be jointly planned and coordinated between Seller and Buyer, and neither party shall unilaterally release such notices or publicity without the prior written approval of the other party.

     14.8 Negotiation: Unless this Agreement is terminated, Seller will not enter into negotiations with any other party for the sale of the Company's Assets or the capitol stock of the Company. Sellers will promptly notify Buyer of any offer, inquiry or proposal received by Buyer or its representatives for such sale.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date set forth in the first paragraph.


WILLETTE ACQUISITION CORP.          TANGIBLEDATA, INC.


By /s/ E. David Willette            By /s/ Blair Zykan
   E. David Willette                   Blair Zykan
   Chief Executive Officer             President

SHAREHOLDERS:


By /s/ Blair Zykan
   Blair Zykan

By /s/ Dale Stonedahl
   Dale Stonedahl

By /s/ Joanne Keys
   Joanne Keys

By /s/ Alex de St. Simon
   Alex de St. Simon

By /s/ Brenda Molloy de St. Simon
   Brenda Molloy de St. Simon

                       TABLE OF EXHIBITS AND SCHEDULES


Exhibit 2.1 (F)   Fixed Assets
Exhibit 2.1 (G)   Intangibles
Exhibit 2.1 (H)   Inventory
Exhibit 2.1 (I)   Computer Software Including Source Code
Exhibit 2.1 (J)   Other Assets
Exhibit 2.1 (K)   Current Assets
Exhibit 2.1 (N)   Other Liabilities (Third Party Leases of Personal Property)
Exhibit 3.3       Allocation
Exhibit 3.4       Shareholder Consent
Exhibit 5.4 (A)   Material Changes
Exhibit 5.4 (F)   Liabilities Not Paid In The Ordinary Course
Exhibit 5.5       Liens and Encumbrances
Exhibit 5.7       Financial Statements
Exhibit 5.11      Lawsuits and Proceedings
Exhibit 5.12(B)   Environmental Violations
Exhibit 8.3(A)    Employment Agreements
Exhibit 8.3(B)    Non-Competition Agreements
Exhibit 9.1(D)(1) Bill of Sale
Exhibit 9.1(D)(2) Assignment of Intangibles
Exhibit 9.1(D)(3) Assignment of Leases and Licenses

Schedule 4.5(A)   Equipment, Machinery, Furniture, Etc.
Schedule 4.5(B)   Motor Vehicles
Schedule 4.5(C)   Intangibles
Schedule 4.5(D)   Insurance
Schedule 4.5(E)   Permits and Licenses
Schedule 4.5(F)   Personal Property of Third Parties Possessed by Seller
Schedule 4.5(G)   Bank Accounts
Schedule 4.5(H)   Employee Compensation
Schedule 4.5(I)   Ten Largest Customers
Schedule 4.5(J)   Real Properties
Schedule 4.5(K)   Leased Real Property
Schedule 4.5(L)   Other Leases
Schedule 4.5(M)   Agreements of Seller